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                      Thomas Equipment, Inc. Files Planned
                   Court-Supervised Restructuring of Canadian
                     Subsidiary Thomas Equipment 2004, Inc.

     Pneutech division intends to refinance its existing credit facilities.


CENTREVILLE, New Brunswick --July 22, 2006 -- Thomas Equipment Inc. ("Thomas") (AMEX: THM) today announced that Thomas Equipment 2004, Inc. ("Thomas 2004") has initiated its planned court supervised restructuring in Canada and Pneutech Inc. ("Pneutech") intends to refinance its credit facilities with a new lender. Both companies are wholly owned subsidiaries of Thomas.

The Thomas 2004 restructuring is designed to protect stakeholders and assets while its business enterprise is marketed and sold. The Pneutech restructuring is designed to facilitate a refinancing of its existing credit facilities.

Thomas Equipment, Inc., and its other subsidiaries domiciled in other countries are not subject to the intended Canadian court-supervised restructuring nor does Thomas have any present intention to file any other similar proceedings for the parent company or any other subsidiary in the United States.

Thomas Equipment 2004, Inc.

Thomas 2004 filed a notice of intention to make a proposal pursuant to the Bankruptcy and Insolvency Act (Canada). As a result of the filing, the obligations of Thomas 2004 to creditors are stayed for an initial period of 30 days and may be extended upon subsequent applications to the Court or by the filing of a proposal to creditors.

As previously announced, Thomas has engaged Carl Marks Advisory Group, LLC to provide financial advisory services during the restructuring. Pursuant to the engagement, the Carl Marks Advisory Group will work towards generating interest among prospective investors, acquirers or merger candidates and advise the company through all future negotiations and proposed transactions.


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Pneutech Inc.

On June 15, 2005, Pneutech entered into a credit facilities agreement with the Royal Bank of Canada ("RBC"). Under the terms of the agreement, Pneutech was provided with a CD$15 million revolving credit facility and a CD$750,000 revolving lease line of credit. Including extensions, the obligations of the agreements became due and payable on July 31, 2006.

On August 11, 2006, Greystone Business Credit II, LLC ("Greystone") issued a commitment letter to Pneutech to provide up to US$15 million of senior secured revolving credit financing to Pneutech to repay the existing credit facilities provided by the RBC. Under the terms of the commitment letter, Greystone offered to first provide debtor-in-possession financing to Pnuetech and second provide long-term conventional credit financing upon the exit of Pneutech from these proceedings. It has not yet been determined whether the debtor-in-possession financing will be necessary to facilitate the refinancing of the long-term credit facilities. The credit facilities are subject to customary commercial documentation.

On August 17, 2006, Pneutech and its wholly-owned subsidiaries were appointed an interim receiver at the request of the RBC, under a provision of the Bankruptcy and Insolvency Act (Canada). While the provision provides an interim receiver with control over all receipts and disbursements, the appointment is not related to a bankruptcy and Pneutech's management team continues to operate Pneutech's businesses. Pneutech anticipates that the RBC will continue to fund working capital to Pneutech but on a diminished basis as it wants to insure a rapid repayment of its debt.

As of August 18, 2006, Pneutech's loan balance to the RBC had fallen to approximately C$7.5m. Pneutech expects that Greystone will complete a refinancing of existing credit facilities within two weeks. As currently contemplated, the Greystone facilities would provide Pneutech and its subsidiaries with significantly increased financing.

"All suppliers of the Pneutech divisions will be paid in full. We are contemplating all actions in our Pneutech unit primarily to implement new banking facilities," stated James E. Patty, Chief Executive Officer of Thomas. "If the refinancing closes as contemplated, we believe the restructuring can be concluded within 30 days."

"During this process, we plan to provide our customers, suppliers, distributors, employees, creditors and investors with regular updates regarding our process. We thank each for their ongoing support, patience and understanding," said James
E. Patty, Chief Executive Officer of Thomas Equipment, Inc.

An 8-k will be filed with the Securities and Exchange Commission relating to these matters.

About Thomas Equipment Inc.

Thomas Equipment, Inc. is an innovative and technologically advanced global manufacturer of a full line of skid steer and mini skid steer loaders as well as attachments, mobile screening plants and six models of mini excavators. Thomas distributes its products through a worldwide network of distributors and wholesalers.

Pneutech Inc. (www.pneutech.thomas-equipment.com), established in 1973, and its subsidiaries are engaged in the fluid power industry and specializes in the design engineering, manufacture and distribution of pneumatic and hydraulic systems and components for automation and motion control applications.

Pneutech has more than 10,000 active customers, primarily in the pulp and paper, aluminum plant, forestry equipment, automotive, oil and gas, heavy equipment, hydraulics, injection molding and power generation industries. The division maintains eight manufacturing and distribution facilities in Canada and has more than two hundred employees in engineering, manufacturing, distribution, sales, service, finance, administration and management.

Investor Information -- To request investor information or attend online corporate meetings, please visit our website at:
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Safe Harbor Statement Under the Private Securities Litigation Act of 1995 --
With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of THM could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rate and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, and such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.


Contact:

Investor Relations:
Stock Aware, LLC
Joel Arberman, Managing Member
800.910.9035 or 678.755.2113
www.stockaware.com